Exhibit 23.1

Consent of Qualified Person

I,     Daniel R. Palo           ,      PE               on behalf of Barr Engineering Co., hereby consent to:

1.	The inclusion of Barr Engineering Co., and associated Qualified Persons in connection with American Battery Technology Company’s anticipated filing of the technical report and preliminary feasibility study titled “Tonopah Flats Lithium Project S-K 1300 Technical Report and Preliminary Feasibility Study, Esmeralda and Nye Counties, Nevada, USA” dated September 4, 2025, as an exhibit to and referenced in Form 10-K/Form 8-K/or other filing, prepared in accordance with Item 601(b)(96) of Regulation S-K (17 CFR §229.601 (b)(96)) and Subpart 1300 of Regulation S-K.

2.	The incorporation, by reference, of the Report, in the above filing, or any other periodic reports filed by the company, and to the extent practicable in the Registration Statements on any of the associated forms prepared in relation to the filing mentioned above.

3.	The information derived, summarized, quoted, or referenced from the Report, or portions thereof, that was prepared by us, that we supervised in the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in any of the forms associated with the above mentioned filing, other periodic reports, or the Registration Statements.

Barr Engineering Co. is responsible for authoring, and this consent pertains to, all chapters of the Report, except for chapters 6, 7, 8, 9, 10, 11, 14, and subsections 18.2.2 and 18.3.2.

Report Effective Date: September 04, 2025.

By:	/s/ Daniel R. Palo
Name:	Daniel R. Palo
Title:	Vice President
Company:	Barr Engineering Co.